SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 31, 2005

STANDARD MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	0-20882	35-1773567

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 574-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

     Effective May 31, 2005, P.B. (“Pete”) Pheffer resigned his positions as President and Chief Financial Officer of Standard Management Corporation (the “Company”). As a result of this resignation, Mr. Pheffer has terminated his employment agreement with the Company dated January 1, 2003 (the “Agreement”). In his letter of termination, Mr. Pheffer asserts that his termination was based upon a “change of control” of the Company, as defined in the Agreement, as a result of the sale of the Company’s wholly owned subsidiary, Standard Life Insurance Company of Indiana. Mr. Pheffer also asserts that as a result of such sale, he has experienced a change in his “authority, power, function, duties and responsibility” and that he is invoking the “good reason” clause in the Agreement. Mr. Pheffer claims that under the Agreement, as a result of his resignation “for good reason,” he is owed, no later than ten days following his resignation, a lump-sum cash severance payment of approximately $3.8 million.

     The severance payment sought by Mr. Pheffer under the Agreement includes amounts for (i) accrued, but unpaid, paid time-off and the pro rata share of his bonus for 2005; (ii) a lump sum payment of three times the sum of his current base salary and average bonus paid in the preceding three years and (iii) a lump sum stock option value payment equal to the number of shares of the Company’s common stock subject to unexercised stock options held by Mr. Pheffer (regardless of the exercise price thereof) multiplied by the highest sales price of the Company’s common stock during the six months prior to his resignation. Mr. Pheffer also claims he is entitled to receive all of his current employee benefits under medical, insurance and other employee benefit plans for 36 months following the date of his termination.

     The Company disputes Mr. Pheffer’s assertion that he had “good reason” to terminate his employment under the terms of the Agreement. Rather, it is the Company’s position that Mr. Pheffer terminated his employment “without cause,” as defined in the Agreement, and, as a result, the Company owes Mr. Pheffer only approximately $50,000 for accrued, but unpaid, paid time off and his pro rata share of his bonus for 2005. The Company intends to vigorously contest any additional amounts or benefits claimed by Mr. Pheffer as a result of his termination of his employment. All disputes under the Agreement are subject to binding arbitration by the parties.

     A provision of the Agreement provides that any amounts payable upon termination of the Agreement constitute wage payments under the Indiana Wage Payment Statute (the “Wage Statute”). The Wage Statute allows a party to recover liquidated damages for each day wages remain unpaid in an amount equal to ten percent of the amount due, not to exceed double the amount of wages due, and costs and reasonable attorneys’ fees if suit is filed. It is the Company’s position that Mr. Pheffer cannot invoke the Wage Statute and that this provision of the Agreement is otherwise unenforceable.

     Under the Agreement, if it is determined that any payments made to Mr. Pheffer as a result of his termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any penalties or interest are incurred by Mr. Pheffer with respect to such excise tax, then the Company is required to make an additional gross-up payment to Mr. Pheffer to fully compensate him for the amount of such excise tax. If the Company is required to pay Mr. Pheffer the full severance amount he is claiming under the Agreement, the Company believes such amount would be subject to the federal excise tax and, as such, the Company would be required to make an additional gross-up payment to Mr. Pheffer of approximately $1.7 million.

     A copy of the press release announcing Mr. Pheffer’s resignation is filed with this Current Report and is incorporated by reference herein.

* * *

Forward-Looking Statements

This Current Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “could,” “plans” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this Current Report include, without limitation, statements regarding the amount of the payment, if any, owed to Mr. Pheffer, the application of the Indiana Wage Payment Statute to any amounts owed to Mr. Pheffer and the amount, if any, of the gross-up payment owed to Mr. Pheffer under the Agreement. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to interpretation of the contractual provisions relating to the amount owed Mr. Pheffer as a result of his resignation or negotiations between the parties with respect thereto. We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Information in response to this Item 5.02 is included in response to Item 1.02 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated May 31, 2005 regarding the resignation of P.B. (“Pete”) Pheffer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

	By:	/s/ Stephen M. Coons

Name: Stephen M. Coons
Title: Executive Vice President and General Counsel

Dated: June 6, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release dated May 31, 2005 regarding the resignation of P.B. (“Pete”) Pheffer.